                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of January 24, 2007, between Courtside Acquisition Corp., a Delaware corporation (the "COMPANY") and
Jeffrey Coolman ("EXECUTIVE").

     WHEREAS, Executive is currently employed as Vice President Group Publisher of American Community Newspapers LLC ("LLC") pursuant to an employment agreement dated as of December 9, 2004 (the "ORIGINAL Agreement");

     WHEREAS, the Company has entered into an Asset Purchase Agreement (the
"PURCHASE AGREEMENT") dated as of January 24, 2007, by and among the Company,
American Community Newspapers, LLC ("ACN") and ACN Holding LLC, the sole member of LLC ("Holding"), pursuant to which the Company will purchase certain of the assets, and assume certain of the liabilities, of ACN (the "ACQUISITION");

     WHEREAS, the Company desires to enter into a new employment agreement with
Executive to take effect upon consummation of the Acquisition (the "COMMENCEMENT
DATE"); and

     WHEREAS, Executive is willing to enter into such employment agreement on the terms, conditions and provisions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereby agree as follows:

     1. Employment and Duties.

          (a) During the Term (as defined in Section 4), the Company shall employ Executive in the position of Vice President Group Publisher of the
Company and Operating Sub (as defined below) and such other positions as shall be given to Executive by the Board of Directors (the "BOARD") or the Company's
Chairman of the Board and Chief Executive Officer (the "CEO"). Executive shall report to the CEO. Executive shall have such responsibilities, duties and authorities reasonably accorded to and expected of such positions, as well as those that may be established by the Board or the CEO, which responsibilities, duties and authorities will be generally consistent with those of a vice president. Executive hereby accepts this employment upon the terms and conditions contained herein and agrees to devote his full business time, attention and efforts to promote and further the business of the Company and the
Company's to-be-formed operating subsidiary which will hold the assets of ACN upon consummation of the Acquisition (referred to herein as "Operating Sub"), and Executive shall not, during the Term, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Board. However, the foregoing limitations shall not be construed as prohibiting Executive from making personal passive investments in such form or manner as will neither require his services

in the operation or affairs of the companies or enterprises in which such investments are made, nor violate the terms of Section 3 hereof. Notwithstanding the foregoing, Executive shall also be able to devote occasional business time to charitable and community activities, so long as such activities do not interfere with the discharge of his duties and responsibilities to the Company and Operating Sub.

          (b) Executive faithfully shall adhere to, execute and fulfill all policies established by the Board.

          (c) Executive shall be located at the Company's Eden Prairie,
Minnesota office, or such other location in the greater Minneapolis/St. Paul,
Minnesota metropolitan area or as the Executive and the Board may mutually determine, from which Executive shall execute his responsibilities hereunder.
Executive understands and agrees that he shall be required to travel frequently for business reasons to and from the principal offices of, and on behalf of the
Company and Operating Sub, and Executive agrees that none of such travel requirements shall constitute Good Reason (as defined below).

     2. Compensation. For all services rendered by Executive in any capacity required hereunder, the Company shall compensate Executive as follows:

          (a) Base Salary. During the Term, Executive shall be paid a base salary at the rate of $175,000 per year (the "BASE SALARY"), payable on a regular basis in accordance with the Company's standard payroll procedures, but not less frequently than monthly. The Base Salary shall be subject to annual increases, commencing at the beginning of each calendar year, at the discretion of the Board.

          (b) Incentive Bonus Plan. Commencing for the calendar year in which the consummation of the Acquisition occurs and thereafter during the Term,
Executive shall be eligible to receive a fiscal year-end performance cash bonus equal to up to $80,000 (the "BONUS"). The amount of such bonus, if any, shall be determined after the audited financial statements of the Company are prepared and shall be based upon the Company's and the Executive's level of achievement of preestablished performance goals which shall be determined by the Board, in its sole discretion, and such other factors as may be determined by the Board, in its sole discretion.

          (c) Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company as follows:

               (i) Payment of such premiums (or such portion thereof as is provided by the Company's plans) for coverage for Executive under health, hospitalization, dental, life and other insurance plans that the Company may have in effect from time to time, on the same terms generally provided to other executive employees in similar positions from time to time.

               (ii) Reimbursement for all business travel and other
out-of-pocket expenses reasonably incurred by Executive in the performance of his services

pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

               (iii) The Company shall provide Executive with other executive perquisites as may be available to, or deemed appropriate for, Executive by the
Board and shall allow Executive to participate in all other company-wide employee benefits, including a defined contribution pension plan and 401 (k)
plan, as may be made available generally to executive employees from time to time.

               (iv) Executive shall be entitled to four (4) weeks of paid vacation per calendar year (pro rated for partial calendar years worked), such vacation to be taken at such times and intervals as shall be determined by
Executive. Vacation shall not be cumulative.

               (v) During the Term, Executive shall receive a car allowance of
$1,000 per month.

          (d) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 2 shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

          (e) Equity Plan. Prior to the Commencement Date at the special meeting of its stockholders called to approve the Acquisition, the Company will request approval of an Incentive Equity Plan (the "Equity Plan") providing for an aggregate of 1,650,000 shares of the Company's common stock to be reserved for issuance thereunder. The Executive will be eligible to participate in the Equity
Plan and will receive an initial grant, effective upon the Commencement Date, comprised of 247,500 non-qualified stock options (the "OPTIONS"), all vesting in eight (8) equal installments on each of December 31, 2007, June 30, 2008,
December 31, 2008, June 30, 2009, December 31, 2009, June 30, 2010, December 31,
2010 and on the fourth (4th) anniversary of the Commencement Date, and otherwise subject to the terms of the Equity Plan. The non-qualified stock options will have an exercise price equal to the fair market value of the Company's common stock on the Commencement Date.

          (f) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

     3. Non-Competition.

          (a) Executive shall not during the period of his employment by or with the Company and for the Applicable Period (defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

               (i) engage, as an officer, director, manager, member,
shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, of or to any business of selling advertising for any publication, direct mail advertiser, newspaper, radio, or cable television, that is located within 75 miles of any market in the United
States and any other country in which the Company operates, that the Company either does business in, or intends to do business in, at the time of termination;

               (ii) call upon any person who is at that time, or within the preceding twelve (12) months has been, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such person for Executive or any other person or entity, unless any such person was terminated by the Company more than six (6) months prior thereto;

               (iii) call upon any person who, or entity that is then or that has been within one year prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the
Company; or

               (iv) call upon any prospective acquisition or investment
candidate, on the Executive's own behalf or on behalf of any other person or entity, which candidate was known by Executive to have, within the previous twelve (12) months, been called upon by the Company or for which the Company made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement.

For purposes of this Section 3,

     o    the term "COMPANY" shall be deemed to include Operating Sub.

     o    the term "APPLICABLE PERIOD" shall mean (A) the one (1) year period following termination of Executive's employment with the Company under
          Section 4(b) or Section 4(c)(i), or (B) in the case of a termination of Executive's employment by the Company under Section 4(c)(ii) or by
          Executive under Section 4(d), a period of time equal to the Severance
          Period (defined in Section 4(f) below).

          (b) Because of the difficulty of measuring economic losses to the
Company as a result of a breach of the foregoing covenant, and because of the immediate

and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

          (c) It is agreed by the parties that the foregoing covenants in this
Section 3 impose a reasonable restraint on Executive in light of the activities, business and plans of the Company; it is also the intent of the Company and
Executive that such covenants be construed and enforced in accordance with any change in the activities, business or plans of the Company throughout the Term.

          (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

          (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants; provided, however, that the
Company's continued failure to make payments to Executive under Section 2 or
Section 4 of this Agreement shall constitute such a defense.

          (f) Notwithstanding any of the foregoing, if any applicable law shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 3(a) hereof, the period of time for which Executive shall be prohibited pursuant to Section 3(a) hereof shall be the maximum time permitted by law.

     4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Commencement Date and until the fourth (4th) anniversary thereof (the "TERM"). This Agreement shall become null and void in the event of the termination of the Purchase Agreement prior to the consummation of the
Acquisition contemplated thereby. Notwithstanding any provision in this
Agreement to the contrary, this Agreement shall become effective only upon consummation of the Acquisition. This Agreement may also be terminated by
Executive, if Executive is not issued the Options on the Commencement Date, such termination to be effected by written notice given by Executive to the Company within ten (10) days after the Commencement Date (upon which this Agreement shall be null and void). In addition, this Agreement and Executive's employment may be terminated in any one of the following ways:

          (a) Death. The death of Executive shall immediately terminate this
Agreement with no severance compensation due to Executive's estate.

          (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall not have performed his duties hereunder on a full-time basis for one hundred twenty (120) days or more in any one hundred fifty (150) day

period, Executive's employment under this Agreement may be terminated by the
Company upon thirty (30) days written notice if Executive is unable to resume his full time duties at the conclusion of such notice period. Executive's compensation during any period of disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current annual base salary, reduced by the amounts of disability pay, if any, paid to Executive under any Company disability program. Executive shall not be entitled to any further compensation from the Company for any period subsequent to the effective date of such termination, except for a prorated portion of the targeted Bonus for the current fiscal year and pay or benefits, if any, in accordance with then existing severance policies of the Company and the severance terms of Company benefit plans.

          (c) Termination by the Company.

               (i) FOR CAUSE. FOR CAUSE. The Company may terminate this
Agreement immediately upon written notice to Executive for cause, which shall be: (1) Executive's conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (2) Executive's breach of any fiduciary duty owed to the Company or Operating Sub or their affiliates, or breach of the provisions of Section 3 or Section 6 hereof that is not cured within ten (10)
days of written notice to Executive, (3) any other material breach by Executive of this Agreement that is not cured within twenty (20) days of written notice to
Executive, or (4) Executive's commission of (A) any act of willful dishonesty or fraud, (B) any act of embezzlement or other misappropriation of Company assets, or (C) gross negligence or intentional nonperformance of duties, so long as such breach or matter is not corrected or cured to the Company's reasonable satisfaction within ten (10) days of notice to Executive thereof. In the event of a termination for Cause, as enumerated above, Executive shall have no right to any severance compensation.

               (ii) WITHOUT CAUSE. In addition to the provisions of Section
4(c)(i), the Company may, at any time, terminate this Agreement upon written notice to Executive, if such termination is approved by a majority of the Board of the Company. In the event of such a termination "Without Cause," Executive shall have the right to receive severance compensation as set forth below in
Section 4(f).

          (d) Termination by Executive For Good Reason. Executive may terminate this Agreement upon thirty (30) days' written notice to the Company in the event of (1) a material breach by the Company of the terms of this Agreement, (2) the
Board assigning Executive duties that are not commensurate with the position of vice president, (3) a reduction in Executive's Base Salary or Bonus percentage set forth in Section 2 above, or a material change in the aggregate benefits provided to Executive (other than reductions in benefits which apply to all employees of the Company, generally), or (4) the office of the Company to which
Executive is assigned is moved out of the greater Minneapolis/St. Paul,
Minnesota metropolitan area, so long as such breach or matter is not corrected or cured within such thirty (30) day period. Such events shall hereinafter be referred to as "FOR GOOD REASON." In the event of a termination For Good Reason,
Executive shall

have the right to receive severance compensation as set forth below in Section
4(f). If Executive resigns or otherwise terminates his employment for any reason other than For Good Reason, Executive shall receive no severance compensation.

          (e) Payment Through Termination. Upon termination of this Agreement for any reason provided above, Executive (or Executive's estate, as applicable)
shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave) due through the effective date of termination. Additional compensation subsequent to termination, if any, shall be due and payable to Executive only to the extent, and in the manner, expressly provided above. All other rights and obligations under this Agreement shall cease as of the effective date of termination, except that Executive's obligations under Sections 3, 5, 6, 7 and 9 shall survive such termination in accordance with their terms.

          (f) Severance. If Executive's employment is terminated by the Company pursuant to Section 4(c)(ii) Without Cause, or by Executive pursuant to Section
4(d) For Good Reason, the Company shall, subject to Executive's execution of a general release of all claims and rights that Executive may have against the
Company and its related entities and their respective officers, directors, and employees, including but not limited to all claims and rights relating to
Executive's employment and/or termination, in a form reasonably acceptable to the Company and Executive (a "RELEASE"), continue to pay Executive (the
"SEVERANCE") his then current Base Salary plus the targeted Bonus for the remainder of the Term (the "SEVERANCE PERIOD"). Notwithstanding anything herein to the contrary, the Severance payments shall terminate twenty (20) days after the Company provides notice to Executive that the Company intends to terminate such payments because Executive has breached a provision of Sections 3, 5, or 6 of this Agreement. It is understood and agreed that the Release shall not release or affect (x) any right of Executive to indemnification in his capacity as an officer of the Company or Operating Sub or member of the Board, on the same terms available to other officers or members of the Board generally or (y)
any remaining obligations of the Company under this Agreement to be performed from and after the date of such Release.

          (g) Non-Disparagement. Each of the Company and Executive agrees that, during the Term and following the expiration or early termination thereof, it or he, as the case may be, will not make any derogatory comments, either written or oral, which could be construed as negative or derogatory concerning the other, to any persons including, but not limited to, clients, customers, potential clients, potential customers, vendors, employees, or financial or credit institutions.

          (h) Vesting. Following termination of Executive's employment with the
Company under Section 4(a), Section 4(b), Section 4(c)(ii) or Section 4(d), all
options scheduled to vest on the vesting date immediately following the date of such termination shall automatically vest.

     5. Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries

("INVENTIONS"), whether patentable or not, that are conceived or made by
Executive, solely or jointly with another, during the period of employment and that are directly related to the business or activities of the Company and that
Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests in the Inventions to the
Company or its nominee. Executive agrees that all Inventions that he develops or conceives and/or documents during such period shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the
United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of the Inventions or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe in perpetuity. Executive agrees that in furtherance of the foregoing, he shall disclose, deliver and assign to the Company all Inventions and shall execute all such documents, including patent and copyright applications, as the Company reasonably shall deem necessary to further document the Company's ownership rights therein and to provide the Company the full and complete benefit thereof. Should any arbitrator or court of competent jurisdiction ever hold that the materials derived from
Executive's contributions to the Company do not constitute works made-for-hire,
Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all Inventions, including the copyrights and any other proprietary rights arising therefrom. Executive reserves no rights with respect to any Inventions, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to Executive for the Inventions and the contributions he will make to the development of any such information or
Inventions. Executive agrees to cooperate with all lawful efforts of the Company to protect the Company's rights in and to any or all of such information and
Inventions and will, at the request of the Company, execute any and all instruments or documents necessary or desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company's rights in and to the Inventions. Any such Inventions that were developed by Executive prior to his employment with ACN (and its predecessors) shall not be covered by the terms of this Section 5. However, to the extent that any such Inventions are deemed owned by Executive and Executive has permitted the Company (or ACN or its predecessors) to use such Inventions, the Company shall have a perpetual, non-exclusive, royalty-free license to use such Inventions, which license shall survive the termination of this Agreement.

     6. Confidential Information and Trade Secrets. Executive acknowledges and agrees that all Confidential Information, Trade Secrets and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors or customers that pertain to the business of the
Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Executive agrees that he shall maintain strictly the confidentiality of, and shall not, during, or for a period of five
(5) years after, the expiration of the Term, disclose, any such Confidential
Information or Trade Secrets.

For purposes hereof, "CONFIDENTIAL INFORMATION" means and includes:

     o    All business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other
          documentation respecting the Company, Operating Sub and its affiliates;

     o    All information and materials that are proprietary and confidential to a third party and that have been provided to the Company by such third party for Company use; and

     o    All information derived from such Confidential Information.

Confidential Information shall not include information and materials that are already, or otherwise become, known by or generally available to the public without restriction on disclosure, other than as a result of an act or omission by Executive in breach of the provisions of this Agreement or any other applicable agreement between Executive and the Company.

For purposes hereof, the term "TRADE SECRET" shall have the meaning given in the
Delaware enactment of the Uniform Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the
Company's competitors). Any such Confidential Information and Trade Secrets that were developed by Executive prior to his employment with ACN (and its predecessors) shall not be covered by the terms of this Section 6.

     7. Return of Company Property; Termination of Employment. At such time, if ever, as Executive's employment with the Company is terminated, he shall be required to participate in an exit interview for the purpose of assuring a proper termination of his employment and his obligations hereunder. On or before the actual date of such termination, Executive shall return to the Company all records, materials and other physical objects relating to his employment with the Company (and Operating Sub), including, without limitation, all Company credit cards and access keys and all materials relating to, containing or derived from any Trade Secrets or Confidential Information.

     8. No Prior Agreements. Executive hereby represents and warrants to the
Company that the execution of this Agreement by Executive and his employment by the Company (and Operating Sub) and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company and Operating Sub

for, and hold the Company and Operating Sub harmless from, and against, all claims, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company or Operating Sub based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

     9. Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Executive understands that he has been selected for employment by the Company (and Operating Sub) on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. In addition, the Company may not assign this Agreement except to
Operating Sub or another subsidiary of the Company, without the prior written consent of Executive.

     10. Complete Agreement. Except as specifically provided herein, this
Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company, Operating Sub, or any of their officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive regarding the subject matter contained herein and of all the terms of this
Agreement, it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. The Original Agreement and any rights granted to Executive thereby are superseded by this Agreement, effective as of the Commencement Date.

     11. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

          To the Company or Operating Sub:

          Courtside Acquisition Corp.
          1700 Broadway, 17th Floor
          New York, NY 10119
          Attention: Richard D. Goldstein
          Fax No.: (212) 641-5050

          with a copy to:

          Graubard Miller
          405 Lexington Avenue
          New York, NY 10174
          Attn: David Alan Miller, Esq.
          Fax No.: (212) 818-8881

                                       10

          To Executive:

          Jeffrey Coolman
          8628 Langley Court
          Eden Prairie, MN 55347

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier.
Either party may change the address for notice by notifying the other party of such change in accordance with this Section 11.

     12. Severability; Headings. It is the intention of the parties that the provisions herein shall be enforceable to the fullest extent permitted under applicable law and that the unenforceability of any provision or provisions hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof. If any provision of this
Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable. In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

     13. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement (excluding specifically, however, claims and counterclaims of the Company or Operating Sub arising out of any breach by
Executive of the provisions of Sections 3, 5, 6, and 7) shall be settled exclusively by arbitration, conducted in accordance with the rules of the
American Arbitration Association then in effect, as modified hereby.
Notwithstanding anything contained in the rules to the contrary, however, the arbitrators shall not have the authority to add to, detract from, or modify any provision hereof, nor to award punitive or special damages to any injured party.
Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitration proceeding shall be held in Minneapolis,
Minnesota.

     14. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Minnesota without reference to its conflicts of laws provisions.

     15. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties. It shall not be necessary in

                                       11

making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     16. Modifications. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer. No waiver by
Executive or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision. The failure of Executive or the Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to either of them

     17. EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS
GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE
MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. EXECUTIVE ALSO ACKNOWLEDGES THAT HE
HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS CHOOSING AND
THAT THE COMPANY GAVE HIM A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED.
EXECUTIVE FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT THAT WOULD
PREVENT HIM FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF
ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH
HEREIN.

                            [Signature Page Follows]

                                       12

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          COURTSIDE ACQUISITION CORP.

                                          By: /s/ Richard D. Goldstein
                                              ----------------------------------
                                              Name: Richard D. Goldstein
                                              Title: Chairman

                                          EXECUTIVE

                                          /s/ Jeffrey Coolman
                                          --------------------------------------
                                          JEFFREY COOLMAN

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